EXHIBIT 3.1

CERTIFICATE OF ELIMINATION
OF
SERIES F PREFERRED STOCK,
OF
CADIZ INC.

(Pursuant to Section 151(g) of the
Delaware General Corporation Law)

Cadiz Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify that the following resolutions respecting the Corporation’s Series F Preferred Stock were duly adopted by the Corporation's Board of Directors:

WHEREAS, no shares of the Corporation's Series F Preferred Stock are outstanding and no shares of Series F Preferred Stock will be issued subject to the certificate of designation previously filed with respect to the Series F Preferred Stock;

NOW, THEREFORE, IT IS HEREBY RESOLVED, that the officers of the Corporation be, and each of them is hereby, authorized, empowered and directed to cause a certificate of elimination with respect to the Corporation’s Series F Preferred Stock to be executed and filed with the Secretary of the State of Delaware pursuant to Section 151(g) of the Delaware General Corporation Law in order to eliminate from the Corporation's certificate of incorporation all matters set forth in the certificate of designation with respect to the Series F Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer this 24th day of July, 2007.

CADIZ INC.

By: /s/ O'Donnell Iselin II
       O'Donnell Iselin II
       Secretary